                                                                  Exhibit 10.10
                                LOAN AGREEMENT

      THIS LOAN AGREEMENT is made and entered into on the 21st day of June, 1996, by and between M&I Mid-State Bank, NA, Wisconsin banking corporation ("M&I"), and Advantage Learning Systems, Inc., a Wisconsin corporation ("Borrower").

      IN CONSIDERATION of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                   ARTICLE I
                                  DEFINITIONS

      When used in this Loan Agreement, the following terms shall have the meanings specified:

1.1 Advance. "Advance" shall mean the advance by M&I to the Borrower pursuant to Article II hereof.

1.2   Affiliate.  "Affiliate" shall mean any Person:

      (a) that directly or indirectly controls, or is controlled by, or is under common control with, the Borrower;

      (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower;

      (c) five percent (5%) or more of the voting stock of which Person is directly or indirectly beneficially owned or held by the Borrower;

      (d)  that is an officer or director of the Borrower;

      (e)  of which an Affiliate is an officer or director; or

      (f)  who is related by blood, adoption or marriage to an Affiliate.

The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3 Architect. "Architect" shall mean Planning Associates, Inc., 8025 Excelsior Drive, Madison, Wisconsin 53717.
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1.4  Architect's Contract. "Architect's Contract" shall mean the Agreement between the Borrower and the Architect as to preparation of the Drawings and Specifications and construction of the Project.

1.5 Assignment of Architect's Contract. "Assignment of Architect's Contract" shall mean the agreement which assigns, as additional security for payment of the Note, the Borrower's interest in the Architect's Contract and the Drawings and Specifications.

1.6 Assignment of Construction Contract. "Assignment of Construction Contract" shall mean the agreement which assigns, as additional security for repayment of the Note, the Borrower's interest in the Construction contract.

1.7 Automatic Event of Default. "Automatic Event of Default" shall mean any one or more of the following:

      (a) the Borrower shall become insolvent or generally not pay, or be unable to pay, or admit in writing its inability to pay, its debts as they mature; or

      (b) the Borrower shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or

      (c) the Borrower shall become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code, or shall file a petition in bankruptcy, for reorganization or to effect a plan or other arrangement with creditors; or

      (d) the Borrower shall have a petition or application filed against it in bankruptcy or any similar proceeding, or shall have such a proceeding commenced against it, and such petition, application or proceeding shall remain undismissed for a period of sixty (60) days or more, or the Borrower shall file and answer to such a petition or application, admitting the material allegations thereof; or

      (e) the Borrower shall apply to a court for the appointment of a receiver or custodian for any of its assets or properties, or shall have a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged within thirty (30) days after his appointment or; or

      (f) the Borrower shall adopt a plan of complete liquidation of its assets.

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1.8   Borrower.  "Borrower" shall mean Advantage Learning Systems, Inc., a
Wisconsin corporation.

1.9 Business Day. "Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by Law to close.

1.10 Closing. "Closing" shall mean consummation of the loan transactions contemplated by this Loan Agreement.

1.11  Closing Date.  "Closing Date" shall mean the date of this Loan Agreement.

1.12 Collateral Documents. "Collateral Documents" shall mean the Mortgage, Security Agreement, Financing Statements, Assignment of Construction Contract and Assignment of Architect's Contract.

1.13 Commitment. "Commitment" means the commitment of M&I hereunder to make Advances to the Borrower in an aggregate principal amount of up to and including $7,000,000.00 for Borrower's construction of the Project.

1.14 Commitment Termination Date. "Commitment Termination Date" shall mean the Completion Date, or the date of the termination of M&I's Commitment pursuant to the terms of this Loan Agreement, whichever date occurs earlier.

1.15 Completion Date. "Completion Date" shall mean March 1, 1997 (provided that if M&I shall extend such date in writing, then the Completion Date shall be such later date), being the date of required completion of the Project.

1.16 Contractor. "Contractor" shall mean any person, including the General Contractor, who shall be engaged to work on, or to furnish materials and supplies for, the Project.

1.17 Construction Contract. "Construction Contract" shall mean the agreement between the Borrower and the General Contractor as to construction of the Project.

1.18 Debt Service Ratio. "Debt Service Ratio" shall mean the ratio of the Borrower's earnings before interest expense, depreciation and amortization expenses minus capital expenditures and accrued but unpaid taxes to required payments under the Obligations.

1.19 Default. "Default" shall mean any event which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.


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1.20  Disbursing Agent.  "Disbursing Agent" shall mean McDonald Title Company,
Attn: Mr. Robert E. McDonald, 1059 Clark Street, Stevens Point, Wisconsin 54481.

1.21 Disbursing Agreement. "Disbursing Agreement" shall the Disbursing Agreement of even date herewith, executed by M&I and the Disbursing Agent, pertaining to disbursement of the Advances to the Borrower.

1.22 Draw Request. "Draw Request" shall mean the form, substantially in the form of Exhibit A attached hereto, which is submitted to M&I when an Advance is requested and which is referred to in Section 2.2 hereof.

1.23 Drawings and Specifications. "Drawings and Specifications" shall mean the drawings and specifications prepared by the Architect and identified to this Agreement by the Architect, the Borrower and M&I.

1.24 Environmental Assessments. "Environmental Assessment" means a review for the purpose of determining whether the Borrower is in compliance with any Environmental Laws and whether there exists any condition or circumstance which requires or will require an investigation, clean-up, removal or other remedial action under the Environmental Laws on the part of the Borrower, including, but not limited to, some or all of the following:

      (a) on-site inspection, including review of site geology, hydorgeology, demography, land use and population;

      (b) taking and analyzing soil borings, installing ground water monitoring wells and analyzing samples taken from such wells;

      (c) reviewing plant permits, compliance records and regulatory correspondence and interviewing enforcement staff at regulatory agencies;

      (d) reviewing the operations, procedures and documentation of the Borrower;

      (e)  interviewing past and present employees of the Borrower; and

      (f) reviewing all records and information regarding the past activities of prior owners and prior or current tenants of the Facilities.

1.25 Environmental Laws. "Environmental Laws" means all Laws, judgments, decrees, permits, licenses, agreements and other governmental restrictions, now or at any time hereafter in effect, relating to:

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      (a)  the emission, discharge or release of pollutants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances, materials or wastes into the environment, or

      (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, petroleum products, chemicals or industrial, toxic or hazardous substances or wastes, or

      (c)  the investigation, clean-up or remediation thereof.

These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulation of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

1.26 Equity. "Equity" shall mean the difference between the Total Project Cost and the Commitment, being the amount the Borrower is required to invest in the Project in accordance with the provisions of Section 3.1K. It is the intent of the parties that the Borrower will invest a minimum of twenty-five (25%) of the Total Project Cost. However, Borrower may elect to have the following considered as part of Borrower's required investment in the Project:

      (a) seventy-five percent (75%) of Borrower's accounts receivable under ninety (90) days,

      (b) fifty percent (50%) of the Borrower's furniture, fixtures and equipment at net book value, and

      (c)  fifty percent (50%) of the Borrower's inventory at cost.

1.27 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

1.28 Event of Default. "Event of Default" shall mean any Automatic Event of Default or any Notice Event of Default.

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1.29  Financing Statement.  "Financing Statement" shall mean the financing statement in substantially the form of Exhibit E attached to this Loan
Agreement.

1.30 General Contractor. "General Contractor" shall mean Planning Associates, Inc., 8025 Excelsior Drive, Madison, Wisconsin 53717.

1.31 Hard Costs. "Hard Costs" shall mean the costs of constructing the Project which are set forth as Hard Costs on the Total Project Cost Statement.

1.32 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the Borrower whether primary or secondary, absolute or contingent:

      (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing);

      (b) as lessee under leases that have been or should be capitalized according to generally accepted accounting principles;

      (c)  evidenced by notes, bonds, debentures or similar obligations;

      (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or

      (e) secured by and Liens on assets of the Borrower, whether or not the obligations secured have been assumed by the Borrower.

1.33  Investment.  "Investment" shall mean:

      (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person;

      (b)  any loan, advance or capital contribution to or in any other Person;

      (c)  any guaranty, creation or assumption of any liability or obligation of any other Person; and
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      (d)  any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

1.34 LIBOR Rate. "LIBOR Rate" shall be computed in accordance with the following formula:

      LIBOR RATE = LONDON INTERBANK RATE
                   ---------------------
                   1.00 -- Reserve Percentage.

The "London Interbank Rate" means the average rate at which U.S. dollar deposits with a term equal to the applicable LIBOR interest period and in an amount equal to the LIBOR rate portion are offered to M&I on the London Interbank market. "Reserve Percentage" means the Federal Reserve system requirement (expressed as a percentage) applicable to the dollar deposits used in calculating the LIBOR Rate above.

1.35 Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

1.36 Leverage Ratio. "Leverage Ratio" shall mean the ratio, at a particular time, of the Borrower's liabilities to Tangible Net Worth.

1.37  Lien.  "Lien" shall mean, with respect to any assets:

      (a) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset; or

      (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

1.38  Loans.  "Loan" shall mean the loans provided for in this Loan Agreement.

1.39 Loan Agreement. "Loan Agreement" shall mean this Loan Agreement, together with the Exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

1.40 Mortgage. "Mortgage" shall mean the real estate mortgage from the Borrower to M&I on the Mortgaged Premises, in substantially the form of Exhibit C attached to this Loan Agreement.


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1.41  Mortgaged Premises.  "Mortgaged Premises" means the real property described on Exhibit F attached to this Loan Agreement.

1.42 Note. "Note" shall mean the Promissory Note of the Borrower in the form of Exhibit B attached hereto evidencing the Advances to be made hereunder.

1.43 Notice Event of Default. "Notice Event of Default" shall mean any one or more of the following:

      (a) the Borrower shall fail to pay any installment of principal of, or interest on, any of the Obligations, or any fee, expense or other amount due under any of the Obligations, within ten (10) days after any such amount shall be due and payable; or

      (b) there shall be a default in the performance or observance of any of the covenants and agreements contained in Article VI of this Loan Agreement; or

      (c) there shall be a default in the performance or observance of any of the covenants and agreements contained in Article VII of this Loan Agreement, however for Sections 7.2 through 7.15 such default shall have continued for a period of thirty (30) days; or

      (d) there shall be a default in the performance or observance of any of the other covenants, agreements or conditions contained in this Loan Agreement, the Notes, the Collateral Documents or any other documents or materials to be delivered by the Borrower to M&I to the Borrower specifying such default and requiring it to be remedied, provided, however, that if the nature of the default involves noncompliance with ERISA or Environmental Laws which, due to circumstances beyond the Borrower's reasonable control, cannot be cured within thirty (30) days, the Borrower shall have such period of additional time to cure such default as may be reasonably required, provided that the Borrower promptly commences the cure of such default and diligently pursues such cure to its completion; or

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

      (e) any representation or warranty made by the Borrower in this Loan Agreement or in any document or financial statement delivered pursuant to this Loan Agreement shall prove to have been false in any material respect as of the time when made or given; or

      (f) any final judgment shall be entered against the Borrower which, when aggregated with other outstanding final judgments against the Borrower, exceeds $50,000.00, and shall remain outstanding and unsatisfied, unbonded or unstayed by a good faith appeal after thirty
           (30) days from the date of entry thereof; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation; or

      (g) (i) any reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or a Borrower or any trade or business which together with the Borrower would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multi-employer Plan, and (ii) the aggregate amount of the Borrower's liability for all such occurrences, whether to a Plan, the PBGC or otherwise, may exceed $50,000, and such liability is not covered for the benefit of the Borrower by insurance: or

      (h)  the Borrower shall:

           (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness (other than the Notes) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness, or

           (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness when required to be performed or observed, and such failure shall not be waived and shall continue

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

                after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

      (i) Terrance D. Paul and/or Judith A. Paul shall sell, assign, pledge, transfer, convey or otherwise divest himself, herself, or theirself, voluntarily or involuntarily, of their shares of voting capital stock in the Borrower resulting Terrance D. Paul and Judith A. Paul owning a combined interest in the Borrower which is less than the majority of Borrower's voting capital stock; or

      (j) Terrance D. Paul and/or Judith A. Paul shall cease to be involved in the full time, active, day-to day management and operation of the Borrower for any reason other than death or disability; or

      (k) Terrance D. Paul and/or Judith A. Paul shall die or become disabled, unless, within 45 days after the date of death or disability, the Borrower presents a comprehensive written plan to M&I for the continuing operation of the Borrower without the deceased or disabled party and M&I considers said plan in good faith and approves it within 90 days after the date of death or disability.

1.44  Obligations.  "Obligations" shall mean:

      (a) the outstanding principal of, and all interest on, the Notes, and any renewal, extension or refinancing thereof;

      (b) all debts, liabilities, obligations, covenants and agreements of the Borrower contained in this Loan Agreement and any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement; and

      (c) any and all other debts, liabilities, and obligations of the Borrower to M&I.

1.45 PBGC "PBGC" shall mean Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.46 Permanent Loan. "Permanent Loan" shall mean the amount of the advances from M&I to Borrower in an aggregate principal amount up to and including $7,000,000 for Borrower's construction of the Project which is converted to a Permanent Loan per the terms of Article IV of this Loan Agreement.

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

1.47  Permitted Investments.  "Permitted Investments" shall mean:

      (a)  Investments in insured savings accounts and certificates of deposit;

      (b) Investments in prime commercial paper, rated either P-1 by Moody's Investors Service or A-1 by Standard & Poor's Corporation, maturing within one year of the date of acquisition;

      (c) investments in obligations of a governmental body rated "A" or better, maturing within one year of the date of acquisition;

      (d) purchases of insurance on the lives of officers or employees of the Borrower made prior to the date of this Loan Agreement;

      (e) purchases of insurance made subsequent to the date of this Loan Agreement on the lives of officers or employees of the Borrower, provided that the Borrower is named the beneficiary on any such policy;

      (f)  Investments in money market instruments;

      (g) Investments in registered investment companies which invest in any of the foregoing; and

1.48  Permitted Liens.  "Permitted Liens" shall mean:

      (a)  Liens in favor of M&I; and

      (b) Liens for taxes, assessments, or governmental charges, or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established if being contested in good faith; and

      (c) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership and use of the affected property; and

      (d) Liens or deposits in connection with worker's compensation, unemployment insurance, social security, ERISA or similar legislation or to secure customs' duties, public or statutory obligations in lieu of surery, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law

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

           as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business; and

      (e) Liens (including financing leases) existing on the date hereof and the extension, renewal, or replacement of any such Lien, but only if the principal amount of the Indebtedness secured by such Lien immediately prior thereto is not increased and the Lien is not extended to other property; and

      (f) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or are being diligently contested in good faith and by appropriate proceeds; and

      (g) any Lien created by or relating to any judicial proceeding, provided that such proceeding is being diligently contested in good faith and the execution of such Lien is effectively stayed.

1.49 Person. "Person" shall mean and include an individual, partnership, corporation, trust, limited liability company, unincorporated association and any unit, department or agency of government.

1.50 Plan. "Plan" shall mean each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan established or maintained, or to which contributions have been made, by a Borrower or any trade or business which together with a Borrower would be treated as a single employer under
Section 4001 of ERISA.

1.51 Project. "Project" shall mean the Borrower's construction project as described in the Drawings and Specifications, to be constructed on the Mortgaged Premises.

1.52 Security Agreement. "Security Agreement" shall mean the security agreement from the Borrower to M&I in substantially the form of Exhibit D to this Loan Agreement.

1.53 Soft Costs. "Soft Costs" shall mean the costs of constructing the Project which are set forth as Soft Costs on the Total Project Cost Statement.

1.54 Tangible Net Worth. "Tangible Net Worth" shall mean the excess, if any, of the assets of the Borrower (excluding goodwill, patents, trademarks, trade names, copyrights and other assets properly classified as intangible assets) over consolidated liabilities of the Borrower, determined in accordance with generally accepted accounting principles in effect on the date hereof; provided, however, that in determining such Tangible Net Worth there shall be included in liabilities any and all evidences of indebtedness of the Borrower, including notes and debentures of the Borrower which are subordinated indebtedness, and there shall be excluded from assets any and all assets of the Borrower which are investments in any other Person, except for Permitted Investments.

1.55 Total Project Costs. "Total Project Costs" shall mean being the total amount estimated by the Borrower as necessary to complete the Project, as set forth in and certified by the Borrower in the Total Project Cost Statement.

1.56 Total Project Cost Statement. "Total Project Cost Statement" shall mean the certificate of the Borrower in which the Borrower certifies to M&I the Borrower's reasonable estimate of the total of all Hard Costs and Soft Costs necessary to complete the Project in accordance with the Drawings and Specifications.

                                  ARTICLE II
                   COSTRUCTION LOAN ADVANCES, DISBURSEMENT
                        PROCEDURES AND DEPOSIT OF FUNDS

2.1 The Advances. M&I agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to the Commitment Termination Date in an amount of its Commitment to pay costs actually incurred in connection with the construction of the Project, which shall include but not be limited to costs of permits, licenses, labor, supplies, materials, services, equipment, insurance premiums, real estate taxes and interest on Advances, but shall not include any profit to the Borrower acting in its capacity as developer or general contractor. The unpaid amount of the Advances shall bear interest at the 30-day LIBOR Rate plus 1.25 percent, which shall be a floating rate with each change in the interest rate to occur on the first business day of each month based upon the 30-day LIBOR Rate on such date. The obligation of the Borrower to repay the Advances shall be evidenced by the Note dated the date of this Agreement, and containing the terms set forth in this Loan Agreement and in Exhibit B. Notwithstanding any provision of the Note, interest shall be payable at the rate provided therein only on such portions of the loan proceeds as actually have been disbursed pursuant to this Agreement.

2.2   Disbursement Procedures.

      (a) Whenever the Borrower desires to borrow hereunder, the Borrower shall submit to M&I a Draw Request, duly executed on behalf of the Borrower, setting forth the information requested therein. Each Draw Request, other than with respect to the initial draw, shall be submitted at least three (3)


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           business days before the date the Advance is desired. With respect to
           Hard Costs, each Draw Request shall be limited to amounts equal to
           (i) the total of such costs actually incurred and paid or owing by the Borrower to the date of such Draw Request for work performed on the Project that M&I has committed to finance pursuant to Section 2.1 hereof, plus (ii) the cost of materials and equipment not incorporated in the Project, but delivered to and suitably stored at the Project site; less, (iii) the holdback, if any, set forth in the Construction Contract, or such lesser holdback as authorized by M&I. Notwithstanding anything herein to the contrary, no Advances for materials stored at the Projects site will be made by M&I unless the Borrower shall advise M&I of its intention to so store materials prior to their delivery, and provides suitable security for such storage. With respect to all Soft Costs each Draw Request shall be limited to the total of such costs actually incurred by the Borrower to the date of such Draw Request. Each Draw Request shall constitute a representation and warranty by the Borrower that all representation and warranties set forth in Article V are true and correct as of the date such Draw Request, except to the extent Borrower has notified
           M&I otherwise pursuant to Section 7.10 hereof.

      (b) At the time of submission of each Draw Request, the Borrower shall submit the following:

           (i) To the Disbursing Agent, a written lien waiver with respect to all Hard Costs from each Contractor for work done and materials supplied by it in excess of $10,000.00 which were paid for pursuant to the next preceding Draw Request.

           (ii) To the Disbursing Agent, reasonable documentation (receipts, cancelled checks and the like) evidencing payment of all Soft Costs in excess of $10,000.00 which were paid in connection with the immediately preceding Draw Request, excluding amounts drawn for payment of interest on Advances or fees due to M&I.

           (iii)Such other supporting evidence as may be requested by M&I or the Disbursing Agent to substantiate all payments which are to be made out of the relevant Draw Request and/or to substantiate all payments then made with respect to the Project.

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

      (c) If on the date an Advance is desired, the Borrower has performed all of its agreements and complied with all requirements therefor to be performed or complied with hereunder including satisfaction of all applicable conditions precedent contained in Article III hereof, M&I shall pay to the Disbursing Agent the amount of the requested Advance, less amounts owing to M&I (which will be applied directly by M&I) and the Disbursing Agent will disburse such funds pursuant to and in accordance with the terms of the Disbursing Agreement. Each Advance disbursed to the Disbursing Agent shall bear interest at the rate provided in the Note from the date such Advance is so disbursed to the Disbursing Agent.

2.3 Deposit of Funds by the Borrower. If M&I shall at any time in good faith determine that the undisbursed amount of the Commitment is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the Project, and shall thereupon send written notice thereof to the Borrower specifying the amount required to be deposited by the Borrower with the Disbursing Agent to provide sufficient funds to complete the Project, the Borrower agrees that it will, within ten (10) calendar days of receipt of any such notice, deposit with the Disbursing Agent the amount of funds specified in M&I's notice. The Borrower agrees that any such funds deposited with the Disbursing Agent may be disbursed by the Disbursing Agent, before any further disbursement of loan proceeds from M&I, to pay any and all costs and expenses of any kind in connection with completion of the Project.

2.4 Advances Without Receipt of Draw Request. Notwithstanding anything herein to the contrary, M&I shall have the irrevocable right at any time and from time to time to apply funds which it agrees to advance hereunder to pay interest on the Note as and when it becomes due, and to pay any and all of the expenses and fees referred to in Section 9.1 hereof, all without receipt of a Draw Request for funds from the Borrower.

                                  ARTICLE III
                            CONDITIONS OF ADVANCES

3.1 Conditions Precedent to Initial Advance. The obligation of M&I to make the initial Advance shall be subject to the condition precedent that the Borrower shall be in compliance with the conditions contained in Section 3.2 and the further condition precedent that M&I shall have received on or before the date of the initial Advance hereunder the following:

      (a)  The Note duly executed by the Borrower;

      (b) The Mortgage duly executed, constituting a valid and perfected first lien on a good and marketable fee simple title to the Mortgaged Premises and the fixtures described in to the Mortgage and a security interest in the personal property described in the Mortgage;

      (c) A financing statement, in form and substance satisfactory to M&I, duly executed and describing the collateral as the personal property and fixtures covered by the Mortgage and the Borrower's rights under the Construction Contract and the Architect's Contract;

      (d) A copy of the Drawings and Specifications, certified by the Architect, that are acceptable to M&I;

      (e) The Assignment of Construction Contract duly executed by the Borrower and consented to by the General Contractor;

      (f) The Assignment of Architect's Contract duly executed by the Borrower and consented to by the Architect;

      (g) Copies of the Construction Contract and the Architect's Contract acceptable to M&I;

      (h) Copies of the electrical, heating, masonry, plumbing, mechanical, excavation and elevator contracts in excess of $5,000 relating to construction of the Project as M&I may reasonably request, with each such contract being acceptable to M&I, together with letters from each such contractor permitting M&I, upon its election to complete the Project and to acquire the interest of the Borrower under such contracts;

      (i) A sworn construction statement duly executed by the General Contractor showing all Contractors having contracts or subcontracts for specific portions of the work on the Project and the amounts due or to become due each such Contractor, including all Hard Costs and expenses of any kind incurred and to be incurred in constructing the Project;

      (j) A Total Project Cost Statement, incorporating the construction cost as shown on the sworn construction statement described in subparagraph (i) above and setting forth all the Hard Costs and Soft Costs of any kind incurred or to be incurred in completion of the Project sworn to by the Borrower to be a true, complete and accurate account of all costs actually incurred and a reasonably accurate estimate of all costs to be incurred in the future;

      (k) Evidence satisfactory to M&I that the Borrower has expended not less than the amount of the required Equity based upon the Total Project Cost which would otherwise be properly payable from an Advance, such amount to exceed twenty-five percent (25%) of the Total Project Cost, together with satisfactory lien waivers for Hard Costs paid with such funds;

      (l) Two copies of a recent perimeter land survey of the Mortgaged Premises, in form and substance satisfactory to M&I, prepared at the Borrower's expense, currently certified by a licensed, registered surveyor and incorporating the legal description of the Mortgaged Premises, showing the location of all points and lines referred to in the legal description, the location of any existing improvements, the proposed location of the Project (including parking) as being within the exterior boundaries of the Mortgaged Premises and in compliance with all applicable building set-back requirements, and the location of all utilities and the location of all easements and encroachments onto or from the Mortgaged Premises that are visible on the Mortgaged Premises, known to the surveyor preparing the survey or of record, identifying easements of recording by recording data, and currently certified by the surveyor that there are no such easements or encroachments upon the Mortgaged Premises except as shown on the survey;

      (m) A title binder, in form and substance satisfactory to M&I, issued by the Disbursing Agent, at the Borrower's expense, with such title binder constituting a commitment by such title company to issue a mortgagee's title policy in favor of M&I as mortgagee under the Mortgage, that will be free from all standard exceptions, including mechanics' liens and all other exceptions not previously approved by M&I and that will insure the Mortgage to be a valid first lien on the Mortgaged Premises, subject only to such prior liens and encumbrances as are approved by M&I, in an amount not less than the amount of the Commitment;

      (n) Copies of all building permits and such other licenses and permits as may be required to construct and operate the Project; a letter from the appropriate city or county authority having jurisdiction over the

           Mortgaged Premises stating that the Project when constructed in accordance with the Drawings and Specifications will comply in all respects with all applicable ordinances, zoning, planned unit development, subdivision, platting, environmental and land use requirements, without special variance or exception, and such other evidence as M&I shall request to establish that the Project and the contemplated use thereof are permitted by and comply with all applicable use or other restrictions and requirements in prior conveyances, zoning ordinances, environmental laws and regulations, water shed district regulations and all other applicable laws or regulations, and have been duly approved by the municipal and other governmental authorities having jurisdiction over the Project and that all required permits for construction have been obtained;

      (o) Letters from utility companies, in form satisfactory to M&I, establishing that all utilities necessary for the construction and operation of the Project are available at the boundaries of the Mortgaged Premises, including without limitation, water, sewer, electricity, gas and telephone, and that the Borrower has the right to connect to and use such utilities to the extent required by the Project;

      (p) Copies of the policy builder's risk insurance and comprehensive general liability insurance and a certificate of the worker's compensation insurance required under Section 7.15 hereof, with all such insurance in full force and effect and approved by M&I;

      (q) A signed copy of a favorable opinion of counsel to the Borrower in form and content acceptable to M&I;

      (r) A Certificate of Good Standing issued by the State of Wisconsin; a true and correct copy of the Borrower's Articles of Incorporation and By-laws; a certified copy of the directors' resolutions authorizing the transactions contemplated by this Agreement; and a certificate of the secretary of the Borrower setting forth the true and correct signatures of the officers of the Borrower and their respective offices within the Borrower;

      (s) The Disbursing Agreement, duly executed by the Disbursing Agent and M&I; and

3.2 Further Conditions Precedent to All Advances. The obligation of M&I to make each subsequent Advance shall be in compliance with all conditions set forth in Section 3.1, and the further conditions precedent that on the date of such Advance:

      (a) No Event of Default hereunder or event which would constitute such an Event or Default but for the requirement that notice be given or that a period of grace or time elapse, shall have occurred and be continuing and all representations and warranties made by the Borrower in Article V shall continue to be true and correct as of the date of such Advance.

      (b) No determination shall have been made by M&I that the undisbursed amount of the Commitment is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the Project; or if such a determination has been made and notice thereof sent to the Borrower, the Borrower has deposited the necessary funds with the Disbursing Agent in accordance with Section 2.3 hereof.

      (c) The disbursement requirements of Section 2.2 hereof and of the Disbursing Agent set forth in the Disbursing Agreement have been satisfied.

      (d) If required by M&I, M&I shall be furnished with a statement of the Borrower and of any Contractor, in form and substance required by M&I, setting forth the names, addresses and amounts due or to become due as well as the amounts previously paid to every Contractor, subcontractor, person, firm or corporation furnishing materials or performing labor entering into the construction of any part of the Project.

      (e) The Borrower shall have provided to M&I such evidence of compliance with all of the provisions of this Agreement as M&I may reasonably request.

      (f) No license or permit necessary for the construction of the Project shall have been revoked or the issuance thereof subjected to challenge before any court or other governmental authority having or asserting jurisdiction thereover.

3.3 Conditions Precedent to the Final Advance. The obligation of M&I to make the final Advance shall be subject to the condition precedent that the Borrower shall be in compliance with all conditions set forth in Sections 3.1 and 3.2 and, further, that the following conditions shall have been satisfied prior to the Completion Date:

      (a) The Project, including all parking requirements, has been completed in accordance with the Drawings and Specifications and M&I shall have received a Certificate of Completion acceptable to M&I from the General Contractor and the Architect certifying that (i) work on the Project has been completed in accordance with the Drawings and Specifications and all labor, services, materials and supplies used in such work have been paid for and (ii) the completed Project conforms with all applicable zoning, land use planning, building and environmental laws and regulations of the governmental authorities having jurisdiction over the Project.

      (b) M&I has received satisfactory evidence that all work requiring inspection by municipal or other governmental authorities having jurisdiction has been duly inspected and approved by such authorities and by the rating or inspection organization, bureau, corporation or office having jurisdiction, and that all requisite certificates of occupancy and other approvals have been issued.

      (c) The Disbursing Agent shall have received a lien waiver from each Contractor for all work done and for all materials furnished by it for the Project.

      (d) M&I shall have received an "as-built" survey of the Real Estate meeting all of the requirements set forth in Section 3.1(1) and showing the location and exterior lines and egress and other improvements completed on the Real Estate and the observation of all required setbacks, that the Project as completed is entirely within the exterior boundaries of the Real Estate and any building restriction lines and does not encroach upon any easements or right-of-way, and showing such other information as M&I may be reasonably request.

3.4 No Waiver. The making of any Advance prior to fulfillment of any condition thereof shall not be construed as a waiver of such condition, and M&I reserves the right to require fulfillment of any and all such conditions prior to making any subsequent Advances.

                                  ARTICLE IV
                                PERMANENT LOAN

4.1 Permanent Loan. At the Commitment Termination Date, M&I agrees to convert the construction loan Advances to a Permanent Loan based upon the principal amount owing M&I at the Commitment Termination Date (up to the sum of $7,000,000). The obligation of the Borrower to repay the Permanent Loan shall be evidenced by the Note dated the date of this Agreement, and containing the terms as set forth in this Loan Agreement and in Exhibit B. The unpaid principal balance shall bear interest, at the 30-day LIBOR Rate plus 1.25 percent, which shall be a floating rate with each change in the interest rate to occur on the first business day of each month based upon the 30-day LIBOR Rate on said date. At any time prior to the due date of this Note, Borrower has the option to fix the interest rate at the five-year LIBOR Rate plus 1.25 percent. Borrower shall provide M&I with thirty (30) days advance written notice if Borrower elects to fix the rate. Subject to the following, the interest rate shall not exceed 8.5 percent during the term of this Loan. In the event that any amount of the principal of, or interest on, the Note is not paid on the date when due (whether at stated maturity, by accelerated) and the expiration of any applicable grace period, the entire principal amount of the Note outstanding shall bear interest, in addition to the interest otherwise payable under such note and to the extent permitted by law, at an annual rate of two percent (2%) from the date following the due date until such overdue amounts have been paid in full. All interest and other amounts due under this Loan Agreement and the Note shall be computed for the actual number of days lapsed on the basis of a 360-day year.

4.2   Payments.

      (a) Prior to March 1, 1997, interest accrued on the loan through the last day of each month shall be payable on the first day of the next month, and continuing thereafter until the principal of the loan is repaid in full. Commencing March 1, 1998, and continuing on an annual basis thereafter, principal payments shall be made on the Note in the sum of Seven Hundred Thousand Dollars ($700,000). However, the Note shall be repaid in full (principal balance and any accrued interest) on March 1, 2002.

      (b) All payments of principal and interest on account of the Notes and all other payments made pursuant to this Loan Agreement shall be delivered to M&I, 1245 Main Street, Stevens Point, Wisconsin 54481,
           Attention: Commercial Loan Department, or at such other place as M&I or any holder of the Notes shall designate in writing, in immediately available funds by 3:00 p.m., Stevens Point time, on the date when due, and if received after such time on any day shall be deemed to have been made on the next Business Day.

4.3 Prepayment. The Borrower may prepay the Loan in whole or in part at any time without premium or penalty by delivering such prepayment to M&I.

4.4 Recordkeeping. M&I shall record in its records the date and amount of the Loan and each payment of principal of, and interest on, the Loans. The aggregate amounts so recorded shall be rebuttable presumptive evidence of the principal and interest owing and unpaid on the Notes. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower under this Loan Agreement or under the Note to repay the principal amount of the Loans together with all interest accruing thereon.

4.5 Collateral. The Obligations are secured by the terms and provisions of this Loan Agreement, the Collateral Documents, the liens, security interests, rights and privileges granted thereunder.

4.6 Extension. Prior to March 1, 2002, the Borrower, in its sole discretion, may ask M&I to consider renewing or extending the Note for an additional period of five years. The consideration of any such request by M&I shall be in its sole and absolute discretion in the exercise of its business and credit judgement, and the credit terms for any such extension shall be subject to the mutual agreement of M&I and the Borrower at that time. M&I has no present commitment or obligation to extend the term of the Note beyond the due date, and the Borrower understands that, in the absence of a future agreement on the part of M&I for an extension, the Note will be due and payable in full on March 1, 2002, subject to earlier termination upon the occurrence of an Event of Default.

                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

5.1 Organization and Qualification. The Borrower is a corporation duly and validly organized and existing under the Laws of the State of Wisconsin and has the corporate power and all necessary licenses, permits and franchises to own its assets and properties and to carry on its business as now conducted or presently contemplated. The Borrower is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the failure to do so would have a material adverse effect on its business or financial condition. The Borrower has no subsidiaries.

5.2 Financial Statements. All of the financial statements of the Borrower heretofore furnished to M&I by the Borrower are accurate and complete in all material respects and present fairly the financial condition and the results of operations of the Borrower for the periods covered thereby and as of the relevant dates thereof, all in accordance with generally accepted accounting principles applied on a consistent basis, subject in the cause of interim financial statements to audit and year-end adjustments. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the latest of such financial statements. The Borrower has no knowledge of any material liabilities of any nature not disclosed in writing to M&I.

5.3 Authorization; Enforceability. The making, execution, delivery and performance of this Loan Agreement, the Notes and any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement, and compliance with their respective terms, have been duly authorized by all necessary corporate action of the Borrower. This Loan Agreement, the Notes and any other documents, instruments or agreements to be delivered by the Borrower to M&I pursuant to this Loan Agreement are the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium of similar Laws affecting the rights of creditors generally and subject to general principle's of equity.

5.4 Absence of Conflicting Obligations. The making, execution, delivery and performance of this Loan Agreement, the Notes, and any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement, and compliance with their respective terms, do not violate any presently existing provision of Law, the articles of incorporation or bylaws of the Borrower, or any agreement material to the business of the Borrower to which the Borrower is a party or by which the Borrower or any of its assets is bound.

5.5 Taxes. The Borrower has filed all federal, state, foreign and local tax returns which were required to be filed (subject to any valid extensions of the time for filing), and has paid, or made provisions for payment of, all taxes owed by it, and no tax deficiencies have been assessed or, to the Borrower's knowledge, proposed against the Borrower.

5.6 Absence of Litigation. The Borrower is not a party to, and so far as is known to the Borrower there is no threat of, any litigation or administrative proceeding which would, if adversely determined, impair the ability of the Borrower to perform its obligations under this Loan Agreement, the Notes or any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement, cause any material adverse change in the assets and properties of the Borrower, cause any material impairment of the right to carry on the business of the Borrower, or cause any material adverse effect on the financial condition of the Borrower.

5.7 Accuracy of Information. All information, certificates or statements by the Borrower given in, or pursuant to, this Loan Agreement (whether in writing, by electronic messaging or otherwise) shall be accurate, true and complete when given.

5.8 Title to Property. The Borrower has good title to, or a valid leasehold interest in, all assets and properties necessary to conduct its business as now conducted or proposed to be conducted, and there are no liens or any of the assets or properties of the Borrower other than Permitted Liens. The Borrower has all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, reasonably necessary to conduct its business as now conducted or proposed to be conducted, and the Borrower does not know of any conflict with or violation of any valid rights of others with respect thereto.

5.9 ERISA. All Plans are in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code. There is no pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan, nor is there any reasonable basis for any material proceedings, claims or actions against or relating to any Plan. There is no "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA in connection with any Plan. There has been no Reportable event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan, the occurrence of which would have a material adverse effect on the business or condition (financial or otherwise) of the Borrower nor has the Borrower incurred any liability to the PBGC under Section 4062 of ERISA in connection with any Plan.

5.10  Fiscal Year.  The Borrower's fiscal year ends on December 31.

5.11 Compliance with Laws. The Borrower and its assets, businesses and operations are in compliance with all Laws to which they are subject, except where any noncompliance would not have a material adverse effect on the Borrower.

5.12 Dump Sites. With respect to any periods during which the Borrower has occupied the Facilities and, to the Borrower's knowledge after reasonable investigation, with respect to the time prior to the Borrower's occupancy of the Mortgaged Premises, no Person has caused or permitted petroleum or petroleum products, hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at the Mortgaged Premises, which materials, if known to be present, might require investigation, clean-up, removal or some other remedial action under any Environmental Laws.

5.13 Tanks. To Borrower's knowledge after reasonable investigation, there are not now nor, to the Borrower's knowledge after reasonable investigation, have there ever been, tanks, containers or other vessels on, under or at the Mortgaged Premises that contained petroleum or petroleum products, hazardous substances or other materials which, if known to be present in soils or ground water, might require investigation, clean-up, soils or some other remedial action under any Environmental Laws.

5.14 Other Environmental Conditions. To the Borrower's knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this Loan Agreement that would be subject the Borrower to damages, penalties, injunctive relief or clean-up costs under any Environmental Laws, or that might require investigation, clean-up, removal or some other remedial action by the Borrower under any Environmental Laws.

5.15 Environmental Judgments, Decrees and Orders. No judgment, decree, order or citation related to or arising out of any Environmental Laws is applicable to or binds the Borrower or the Mortgaged Premises.

5.16 Environmental Permits and Licenses. All permits, licenses and approvals required under any Environmental Laws necessary for the Borrower to operate the Facilities and to conduct its business as now conducted or proposed to be conducted, which are currently obtainable, have been obtained and are in full force and effect.

5.17 Offering of Notes. Neither the Borrower nor any agent acting for it has offered the Notes or any similar obligation of the Borrower for sale to, or solicited any offers to buy the Notes or any similar obligation of the Borrower from, any Person other than M&I, and neither the Borrower nor any agent acting for them will take any action that would subject the sale of the Notes to the registration provisions of the Securities Act of 1933, as amended.

5.18 Stock Ownership. The issued and outstanding shares of the Borrower's capital stock consist of 20,000 shares of Class A Common Stock par value $.01 per share and 80,000 shares of Class B Common Stock par value $.01 per share. The Class A Common Stock is voting stock, and the Class B Common Stock is non voting stock. The issued and outstanding shares of the Borrower's capital stock will consist of 10,000 shares of Class A Common Stock and 36,385 shares of Class B Common Stock owned by Terrance D. Paul; 10,000 shares of Class A Common Stock and 36,385 shares of Class B Common Stock owned by Judith A. Paul; and 7,230 shares of Class B Common Stock held by the Terrance D. Paul and Judith A. Paul Descendants Trust. The above-referenced stock shall be free and clear of all liens and encumbrances except Permitted Liens.

5.19 Regulation U. No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

                                  ARTICLE VI

                              NEGATIVE COVENANTS

      From and after the date of this Loan Agreement and until all of the Obligations are paid in full, the Borrower shall not, without the prior written consent of M&I:

6.1 Liens. Incur, create, assume or permit to be created or allow to exist any Lien upon or in any of its assets or properties, except Permitted Liens.

6.2   Consolidation or Merger.

      (a)  Consolidate with or merge into any other Person; or

      (b)  permit another Person to merge or consolidate with or into it; or

      (c) acquire substantially all of the assets of any other Person, whether in one or a series of transactions.

6.3 Disposition of Assets. Sell, lease, assign, transfer or otherwise dispose of all or substantially all of its now owned or hereafter acquired assets or properties or sell, lease, assign, transfer or dispose of any of its now owned or hereafter acquired assets or properties except the disposition of assets no longer used or useful in the conduct of Borrower's business and in the ordinary course of business.

6.4 Sale and Leaseback. Enter into any agreement, directly or indirectly, to sell or transfer any real or personal property used in its business and thereafter to lease back the same or similar property.

6.5 Investments. Make any Investment in or to other Persons, except Permitted Investments.

6.6 Transactions with Affiliates. Engage in any transaction with an Affiliate on terms materially less favorable to the Borrower than would be available at the time from a Person who is not an Affiliate.

6.7 Loans and Advances. Make any loan or advance to any Person, except (a) extensions of credit in the ordinary course of business by the Borrower; and (b) advances to officers and employees of the Borrower for travel and other expenses in the ordinary course of business.

6.8   Guarantees. Guarantee the Indebtedness of any Person.

6.9 S Election. Revoke or terminate, or permit the voluntary or involuntary revocation or termination of, the Borrower's S corporation election for state and federal income tax purposes.

6.10 Indebtedness. Incur, create, assume, permit to exist, guarantee, endorse or otherwise become directly or indirectly or contingently responsible or liable for any Indebtedness, except the Loans, the Notes and other indebtedness in a maximum amount of $500,000.00.

6.11 Issuance of Shares. Sell, issue or transfer any shares of treasury stock or issue any additional shares of capital stock in the Borrower.

6.12 Fixed Asset Acquisitions. Other than the expenditures in the Project, make any expenditures for fixed or capital assets, including capitalized leases, which would cause the aggregate of all such expenditures to exceed (a) $500,000 for the fiscal year ending December 31, 1997; (b) for the fiscal year ending December 31, 1998, the amount of the Borrower's depreciation for the fiscal year ended October 31, 1997 plus any unused amount of this restriction for the fiscal year ended December 31, 1997; or (c) for each fiscal year commencing on or after January 1, 1998, the amount of the Borrower's depreciation for the immediately preceding fiscal year plus any unused amount of this restriction for the two (2) immediately preceding fiscal years. This restriction does not include leases which are properly classified as operating leases in accordance with generally accepted accounting principles consistently applied.

                                  ARTICLE VII
                             AFFIRMATIVE COVENANTS

      From and after the date of this Loan Agreement and until all of the Obligations are paid in full:

7.1 Payment. The Borrower shall timely pay or cause to be paid the principal of and interest on the Note per the terms of the Note; and all other amounts due under this Loan Agreement and any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement, provided such failure to pay has continued for a period of thirty (30) days.

7.2 Corporate Existence; Properties. The Borrower shall (a) maintain its corporate existence; (b) conduct its business in the ordinary and usual course and in good faith; (c) do or cause to be done all things necessary to preserve and keep in full force and effect any licenses, franchises and contracts which are material to the Borrower's business; (d) maintain the Facilities and all assets (other than assets no longer used or useful in the conduct of its business) in good repair, working order and condition, ordinary wear and tear excepted; (e) maintain insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business; and
(f) maintain accurate records and books of account in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods.

7.3 Licenses. The Borrower shall maintain in good standing and in full force and effect each license, permit and franchise granted or issued by any federal, state or local governmental agency or regulatory authority that is reasonably necessary to the Borrower's business.

7.4 Reporting Requirements. The Borrower shall furnish to M&I such information respecting the business; assets and financial condition of the Borrower as M&I may reasonably request and, without request:

      (a) within forty-five (45) days after the end of each month in each fiscal year, a balance sheet of the Borrower as of the end of each such month and a statement of income and surplus of the Borrower for each such month and for that part of the fiscal year ending with each month and for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified as true and correct, subject to audit and normal year-end adjustments, by the chief financial officer or treasurer of the Borrower; and

      (b)  as soon as available, and in any event within one hundred twenty
           (120) days after the close of each fiscal year, a copy of the detailed annual audit report for such year end accompanying financial statements of the Borrower prepared in reasonable detail and in accordance with generally accepted accounting principles by independent certified public accountants of recognized standing selected by the borrower, and reasonably satisfactory to M&I, which audit report shall be accompanied by an opinion of such accountants, in form and substance reasonably satisfactory to M&I, to the effect that the same presents fairly the financial condition and the results of operations of the Borrower for the periods and as of the relevant dates thereof; and

      (c) together with each delivery required by this Section 7.4, an executed Officer's Certificate, in the form reasonably acceptable to M&I and Borrower containing information as to the financial statements so delivered.

7.5 Taxes. The Borrower shall pay all taxes and assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided.

7.6 Inspection of Properties and Records. The Borrower shall permit M&I or its agents or representatives to visit any of its properties and examine any of its books and records at any reasonable time and as often as may be reasonably desired, and the Borrower shall facilitate each such inspection, audit and examination.

7.7 Reference in Financial Statements. The Borrower shall include, or cause to be included, a reference to this Loan Agreement in all financial statements of the Borrower which are furnished to stockholders, financial reporting services, creditors and prospective creditors.

7.8 Compliance with Laws. The Borrower shall (a) comply with all applicable Environmental Laws, and orders of regulatory and administrative authorities with respect thereto, and, without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized containment, investigation and clean-up action in the event of any release of petroleum, petroleum products, or hazardous materials or substances on, upon or into any real property owned, operated or within the control of any of the Borrower; and (b) comply in all material respects with all other applicable Laws.

7.9 Compliance with Agreements. The Borrower shall perform and comply in all respects with the provisions of any agreement (including without limitation any collective bargaining agreement) binding upon the Borrower or its assets or properties, if the failure to so perform or comply would have a material adverse effect on the condition (financial or otherwise) of the business, assets or properties of the Borrower.

7.10  Notices. The Borrower shall:

      (a) as soon as possible and in any event within ten (10) days after the occurrence of any Default or Event of Default, notify M&I in writing of such Default or Event of Default and set forth the details thereof and the action which is being taken or proposed to be taken by the Borrower with respect thereto;

      (b) promptly notify M&I of the commencement of any litigation or administrative proceeding that would cause the representation and warranty of the Borrower contained in Section 3.6 of this Loan Agreement to be untrue;

      (c) promptly notify M&I of (i) the occurrence of any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) that has occurred with respect to any Plan, and (ii) the institution by the PBGC or the Borrower of proceedings under Title IV of ERISA to terminate any Plan;

      (d) unless prohibited by applicable Law, notify M&I, and provide copies, promptly upon receipt, of any notice, pleading, citation, indictment, complaint, order or decree from any federal, state or local government agency or regulatory body, or any other source, asserting or alleging a circumstance or condition that requires or may require a financial contribution by the Borrower or an investigation, clean-up, removal, remedial action or other response by or on the part of the Borrower under Environmental Laws or which seeks damages or civil, criminal or punitive penalties from or against the Borrower for an alleged violation of Environmental Laws;

      (e) notify M&I at least thirty (30) days prior to the change of the Borrower's name;

      (f) promptly notify M&I of any damage to, or loss of, any of the assets or properties of the Borrower if the net book value of the damaged or lost asset or property at the time of such damage or loss exceeds five percent (5%) of the total net book value of the fixed assets of the Borrower; and

      (g) promptly notify M&I of the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in, or may result in, the termination or suspension of any license, permit or franchise necessary for the Borrower's business, or that imposes, or may result in the imposition of, a material fine or penalty on the Borrower.


7.11 Environmental Assessment. Promptly after the Borrower learns of the occurrence of any event or condition describe in Section 7.8 of this Loan Agreement, if requested in writing by M&I, the Borrower shall undertake and, within a reasonably time thereafter, obtain an Environmental Assessment, at the Borrower's expense, and provide promptly to M&I a written report of the results of such Environmental Assessment, which report shall recite that M&I is entitled to rely thereon. Except as otherwise required by applicable Law or as may be reasonable necessary, in the opinion of M&I, for evaluation and analysis by M&I, any participating financial institution, or their attorneys, agents and consultants, any Environmental Assessment provided to M&I pursuant to this
Section 7.8 shall be treated as confidential and shall not be disclosed without the prior written consent of the Borrower.

7.12 Tangible Net Worth. The Borrower shall maintain at all times Tangible Net Worth equal to at least the following:

      (a)  $3,500,000 from the date hereof through December 31, 1996;

      (b)  $4,500,000 at January 1, 1997 through December 31, 1997;

      (c)  $5,500,000 at January 1, 1998 through December 31, 1998;

      (d)  $6,500,000 at January 1, 1999 through December 31, 1999;

      (e)  $7,500,000 at January 1, 2000 and thereafter.

Tangible Net Worth shall be tested at the end of each month.

7.13 Leverage Ratio. The Borrower shall maintain at all times a Leverage Ratio less than or equal to the following:

       (a)  1.75 from the date hereof through December 31, 1996;

       (b)  1.5 at January 1, 1997 through December 31, 1997;

       (c)  1.35 at January 1, 1998 through December 31, 1998;

       (d)  1.30 at January 1, 1999 through December 31, 1999;

       (e)  1.25 at January 1, 2000 and thereafter.


The Leverage Ratio shall be tested at the end of each month.

7.14 Debt Service Ratio. The Borrower shall maintain a Debt Service Ratio not less than 1.15 to 1 commencing December 31, 1997 and continuing thereafter.

7.15 Project Insurance. The Borrower will provide and maintain at all times during the process of building the Project (and, from time to time at the request of M&I, furnish M&I with proof of payment of premiums on):

      (a) Builder's risk insurance, written on the so-called "Builder's Risk-Completed Value Basis", in an amount equal to one hundred percent (100%) of the insurable value of the Project at the date of completion without a coinsurance clause, and with coverage available on the so-called "all risk", non-reporting form of policy. M&I's interest shall be protected in accordance with a standard mortgagee's clause in form and content satisfactory to M&I;

      (b) Comprehensive general liability insurance (including operations, contingent liability, operations of subcontractors, complete operations and contractual liability insurance) with limits acceptable to M&I; and

      (c)  Worker's compensation insurance, with statutory coverage.

           The policies of insurance required pursuant to subsection (a) above shall be in form and content satisfactory to M&I and shall be placed with financially sound and reputable insurers licensed to transact business in the State of Wisconsin. The policy of insurance referred to in subsection (a) above shall contain an agreement of the insurer to give not less than thirty

           (30) days' advance written notice to M&I in the event of cancellation of such policy or change affecting the coverage thereunder. Acceptance of insurance policies referred to in subsections (a) and (b) above shall not bar M&I from requiring additional insurance which it reasonably deems necessary.

                                 ARTICLE VIII
                                   REMEDIES

8.1   Acceleration.

      (a) Upon the occurrence of an Automatic Event of Default, then, without notice, demand or action of any kind by M&I; (i) the obligation of M&I to make the Loans under this Loan Agreement shall automatically and immediately terminate; and (ii) the entire unpaid principal of, and accrued interest on, the Note, and any other amount due under this Loan Agreement, shall be automatically and immediately due and payable.

      (b) Upon the occurrence of a Notice of Event of Default, M&I may, upon written notice and demand to the Borrower: (i) terminate its obligation to make the Loans under this Loan Agreement; and (ii) declare the entire unpaid principal of, and all accrued interest on, the Note, and any other amount due under this Loan Agreement, immediately due and payable.

8.2 Possession of Project. M&I may enter upon the Real Estate and take possession thereof, together with the Project then in the course of construction, and proceed either in its own name or in the name of the Borrower, as the attorney-in-fact of the Borrower (which authority is coupled with an interest and is irrevocable by the Borrower) to complete or cause to be completed the Project, at the cost and expense of the Borrower. If M&I elects to complete or cause to be completed the Project, it may do so according to the Drawings and Specifications or according to such changes, alterations or modifications in and to the Drawings and Specifications as M&I may deem reasonable and appropriate; and M&I may enforce or cancel all contracts let by the Borrower relating to construction of the Project, and/or let other contracts which in M&I's sole judgment may seem advisable; and the Borrower shall forthwith turn over and duly assign to M&I, as M&I may from time to time require, contracts not already assigned to M&I relating to construction of the Project, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the Project, whether paid or not, and any other instruments or records in the possession of the Borrower pertaining to the project. The Borrower shall be liable under this Agreement to pay to M&I, on demand, any amount or amounts expended by M&I in so completing the Project, together with any costs, charges, or expenses incident thereto or resulting therefrom, all of which shall be secured by the Collateral Documents. In the event that a proceeding is instituted against the Borrower for recovery and reimbursement of any moneys expended by M&I in connection with the completion of the project, a statement of such expenditures, verified by the affidavit of an officer of M&I, shall be prima facie evidence of the amounts so expended and of the propriety of and necessity for such expenditures; and the burden of proving to the contrary shall be upon the Borrower. M&I shall have the right to apply any funds which it agrees to advance hereunder and any funds which the Borrower has then on deposit with the Disbursing Agent to bring about the completion of the Project and to pay the costs thereof; and if such moneys so agreed to be advanced and funds of the Borrower then on deposit with the Disbursing Agent are insufficient, in the sole judgment of M&I, to complete the Project, the Borrower agrees to promptly deliver and pay to M&I may from time to time demand for the purpose of completing the Project or of paying any liability, charge or expense which may have been incurred or assumed by M&I under or in performance of this Agreement, or for the purpose of completing the Project. It is expressly understood and agreed that in no event shall M&I be obligated or liable in any way to complete the Project or to pay for the costs of construction thereof beyond the amount of the Commitment.

8.3 Remedies Not Exclusive. No remedy herein conferred upon M&I is intended to be exclusive of any other remedy and each such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement, the Notes or any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement or now or hereafter existing at law or in equity. No failure or delay on the part of M&I in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right or remedy.

8.4 Setoff. The Borrower agrees that M&I shall have all rights of setoff and bankers' Lien provided by applicable Law, and in addition thereto, the Borrower agrees that if at any time any payment or other amount owing by the borrower under the Notes or this Loan Agreement is then due to M&I, M&I may apply to the payment of such payment or other amount any or all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with M&I.

                                  ARTICLE IX
                                 MISCELLANEOUS

9.1   Expenses and Attorneys' Fees.  The Borrower shall pay M&I a fee of
$35,000 which shall be paid at or prior to the First Draw Request. The Borrower shall pay all reasonable fees and expenses incurred by M&I, including the reasonable fees and expenses of counsel in the amount of $7,500.00, in connection with the preparation, issuance, maintenance and amendment of this Loan Agreement, the Notes and any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement and the consummation of the transactions contemplated by this Loan Agreement, and the administration, protection and enforcement of M&I's rights under this Loan Agreement, the Notes and any other documents or materials to be delivered by the Borrower to M&I pursuant to this Loan Agreement, including without limitation the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving the Borrower.

9.2 Assignability; Successors. The Borrower's rights and liabilities under this Loan Agreement are not assignable or delegable, in whole or in part, without the prior written consent of M&I. The provisions of this Loan Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties.

9.3 Survival. All agreements, representations and warranties made in this Loan Agreement or in any document delivered pursuant to this Loan Agreement shall survive the execution and delivery of this Loan Agreement, the issuance of the Notes and the delivery of such document.

9.4 Governing Law. This Loan Agreement, the Notes and the other instruments, agreements and documents issued pursuant to this Loan Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Wisconsin applicable to agreements made and wholly performed within such state.

9.5 Counterparts; Headings. This Loan Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The article and section headings in this Loan Agreement are inserted for convenience of reference only and shall not constitute a part of this Loan Agreement.

9.6 Entire Agreement. This Loan Agreement, the Notes and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Loan Agreement. This Loan Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

9.7   Notices.   All communications or notices required or permitted by this
Loan Agreement shall be in writing and shall be deemed to have been given (a) upon delivery if hand delivered, or (b) upon deposit in the United States mail, postage prepaid, or with a nationally recognized overnight commercial carrier, airbill prepaid, or (c) upon transmission if by facsimile,provided that such transmission is promptly confirmed by hand delivery, mail or courier as provided above, and each such communication or notice shall be addressed as follows, unless and until any party notifies the other in accordance with this Section 9.7 of a change of address:

      If to M&I:          M&I Mid-State Bank
                          Attn: Commercial Loan Department
                          1245 Main Street
                          Stevens Point, WI  54481

      with a copy to:     Anderson, Shannon, O'Brien, Rice & Bertz
                          Attn: Torren K. Pies
                          1257 Main Street
                          Stevens Point, WI  54481

      If to the Borrower: Advantage Learning Systems, Inc.
                          Attn:  E. T. Birkholz
                          P.O. Box 8036
                          Wisconsin Rapids, WI  54495

      with a copy to:     Godfrey & Kahn, S.C.
                          Attn: Kristin A. Roeper
                          780 North Water Street
                          Milwaukee, WI  53203

9.8 Amendment: No amendment of this Loan Agreement shall be effective unless in writing and signed by the Borrower and M&I.

9.9 Taxes: If any transfer or documentary taxes, assessments or charges levied by any governmental authority shall be payable by reason of the execution, delivery or recording of this Loan Agreement, the Notes or any other documents or instrument issued or delivered pursuant to this Loan Agreement, the Borrower shall pay all such taxes, assessments and charges, including interest and penalties, and hereby indemnifies M&I against any liability therefor.

9.10 Accounting Terms. All accounting terms used in this Loan Agreement shall be construed in accordance with generally accepted accounting principles consistent with those used in the preparation of the financial statements referred to in Section 5.4 of this Loan Agreement.

9.11 Inspections. The Borrower and the Architect shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the Construction Contract and the other applicable contracts with the Contractors. If any work done or materials supplied by a Contractor is not satisfactory to the Borrower and/or its Architect and the same is not remedied within fifteen days of the discovery thereof, the Borrower will immediately notify M&I in writing of such fact. It is expressly understood and agreed that M&I may conduct such inspections of the Project as it may deem necessary for the protection of M&I's interest, and that any inspections which may be made of the Project by M&I will be made, solely for the benefit and protection of M&I, and that the Borrower will not rely thereon.

9.12 Severability. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

9.13 Indemnification. The Borrower hereby indemnifies, agrees to defend and hold M&I harmless from and against all loss, liability, damage and expense, including costs associated with administrative and judicial proceedings and attorneys' fees, suffered or incurred or M&I on account of: (i) the Borrower's failure to comply with any Environmental Law, or any order of any regulatory or administrative authority with respect thereto; (ii) any release of petroleum products or hazardous materials or substances on, upon or into real property owned, operated or controlled by the Borrower unless caused by M&I or its agents; and (iii) any and all damage to natural resources or property or harm or injury to Persons resulting or alleged to have resulted from any failure to comply or any release of petroleum products or hazardous materials or substances as described in clauses (i) and (ii) above unless caused by M&I or its agents. All indemnities set forth in this Loan Agreement shall survive the execution and delivery of this Loan Agreement and the Notes and the making and repayment of the Loans.

      The Borrower hereby grants and licenses to M&I full and complete access, for itself, its employees and representatives (including without limitation independent engineering consultants retained by M&I), to the Facilities, and to the books and records of the Borrower relating to the Facilities, in order to conduct an Environmental Assessment from time to time as M&I may deem necessary in its sole discretion. The license granted by this paragraph is coupled with an interest and irrevocable. The Borrower shall reimburse M&I for the costs and expenses associated with any Environmental Assessment obtained by M&I under this paragraph if the Borrower was obligated to obtain and provide to M&I an Environmental Assessment pursuant to
Section 5.11 of this Loan Agreement and failed to do so or if any Default shall have occurred and be continuing at the time such Environmental Assessment is undertaken by M&I. The Borrower and M&I agrees that there is no adequate remedy at law for the damage that M&I might sustain for failure of the Borrower to permit M&I to exercise and enjoy the license granted by this paragraph and, accordingly, M&I might sustain for failure of the Borrower to permit M&I to exercise and enjoy the license granted by this paragraph and, accordingly, M&I shall be entitled at its option to the remedy of specific performance to enforce such license.

9.14 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT SITTING IN WISCONSIN OR WISCONSIN STATE COURT SITTING IN STEVENS POINT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, THE NOTES, OR THE COLLATERAL DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF M&I TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST M&I INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS LOAN AGREEMENT, THE NOTES OR THE COLLATERAL DOCUMENTS SHALL BE BROUGHT ONLY IN A COURT IN MILWAUKEE, WISCONSIN.

9.15 WAIVER OF JURY TRIAL. THE BORROWER AND M&I HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS LOAN AGREEMENT, THE NOTES, THE COLLATERAL DOCUMENTS OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.16 Participation. M&I may, at any time and from time to time, grant to any of its Affiliates a participation in any part of the Loans. All of the representations, warranties and covenants of the Borrower in this Loan Agreement are also made to any participant with the same force and effect as if expressly so made.

      IN WITNESS WHEREOF, the parties hereto have executed this Loan agreement as of the day and year first above written.

                                       ADVANTAGE LEARNING SYSTEMS, INC.

                                        /s/ Judith A. Paul
                                    By: --------------------------
                                        Judith A. Paul
                                        Chairman of the Board


                                        ATTEST

                                        /s/ Terrance D. Paul
                                    By: --------------------------
                                        Terrance D. Paul
                                        Chief Executive Officer


                                       M&I MID-STATE BANK, NA

                                       /s/ William K. Fields
                                    By:--------------------------
                                       William K. Fields
                                       Vice President

                 INDEX TO EXHIBITS


      Exhibit A    Draw Request

      Exhibit B    Promissory Note

      Exhibit C    Real Estate Mortgage

      Exhibit D    General Business Security Agreement

      Exhibit E    Financing Statement

      Exhibit F    Mortgaged Premises

      Exhibit G    Corporate Borrowing Resolution and Corporation Certificate

      Exhibit H    Opinion of Borrower's Counsel (to be attached)